Exhibit 99.2

IMMEDIATE RELEASE CONTACTS: Brent Larson Sr. VP & CFO (614) 822-2330	November 8, 2010 Gene Marbach Makovsky + Company (212) 508-9645

NEOPROBE ANNOUNCES $6 MILLION CAPITAL INVESTMENT

DUBLIN, OHIO – November 8, 2010 – Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, today announced that it has entered into agreements with institutional investors for a registered direct offering of approximately 3.2 million shares of common stock at a price per share of $1.90 for gross proceeds of $6 million.  In addition to the common stock, Neoprobe will issue two series of warrants to the investors.  The Series CC warrants will be exercisable for up to approximately 1.6 million shares of common stock with an exercise price of $2.11 per share (111% of the price per share of the common stock) and an expiration date of 12 months following the date of issuance.  The Series DD warrants will be exercisable for up to approximately 1.6 million shares of common stock with an exercise price of $2.11 per share (111% of the price per share of the common stock) and an expiration date of 24 months from the date of issuance.  If fully exercised, the Series CC warrants and the Series DD warrants will provide aggregate proceeds of $6.6 million.  The shares of common stock, warrants and shares of common stock underlying the warrants are being offered and sold by Neoprobe pursuant to a shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission in August 2010.

As previously disclosed, Neoprobe intends to use the net proceeds from the offering for general corporate purposes, which may include, among other things, funding research and development, preclinical and clinical trials, the preparation and filing of new drug applications and general working capital.

David Bupp, President and CEO of Neoprobe, commented, "We are pleased to be able to raise capital with strong support from institutional investors at market pricing.  The incremental capital will assist the Company in moving forward as we finalize our development of Lymphoseek and our initial development activities for the RIGScan technology. The nature of the warrants provides a near-term source of additional development capital. The capital also provides us with the opportunity to pursue our stated objective of obtaining a listing on one of the major exchanges."

The closing of the offering is expected to take place on or about November 11, 2010, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc., (Nasdaq:RODM - News), acted as the exclusive placement agent for the offering.

 This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission's website at http://www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

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About Neoprobe Corporation

Neoprobe Corporation (OTCBB: NEOP) is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan™.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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